Exhibit 99.3

May 21, 2024

Semidux (Cayman) Holding Limited (the “Company”)

26/F, Holdfound Sky Plaza, No. 11008 Beihuan Avenue

Nanshan District, Shenzhen, The People’s Republic of China

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”) and are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof. For this opinion (this “Opinion”) only, the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.

We act as the PRC counsel to the Company, a company incorporated under the laws of the Cayman Islands solely in connection with (i) the proposed initial public offering (the “Offering”) of Class A ordinary shares of the Company, par value $0.01 per share (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) concerning the Offering, and (ii) the Company’s proposed listing of the Ordinary Shares on the Nasdaq Capital Market.

A. Documents and Assumptions

In rendering this Opinion, we have examined originals or copies of the due diligence documents and other materials provided to us by the Company and the PRC Subsidiaries (as defined below), and such other documents, corporate records and certificates issued by the relevant Governmental Agencies (as defined below) in the PRC (collectively, the “Documents”).

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In reviewing the Documents and for this Opinion, we have assumed without independent investigation that (the “Assumptions”):

(i) all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii) each of the parties to the Documents, other than the PRC Subsidiaries, is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party by the laws of its jurisdiction of organization;

(iii) unless otherwise indicated in the Documents, the Documents presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for this Opinion;

(iv) the laws of jurisdictions, other than the PRC, which may apply to the execution, delivery, performance or enforcement of the Documents are complied with;

(v) all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Subsidiaries in connection with this Opinion are true, correct and complete; and

(vi) each of the Documents governed by laws, other than the PRC Laws, is legal, valid, binding and enforceable per their respective governing laws in all material respects.

B. Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows.

“Semidux Cayman” Or “the Company”	means Semidux (Cayman) Holding Limited, a company with limited liability incorporated under the laws of the Cayman Islands.

“Semidux BVI”	means Semidux Holding Limited, Semidux Cayman’s wholly owned subsidiary and a British Virgin Islands company.

“Semidux Hongkong”	means Hongkong Semidux Limited, Semidux BVI’s wholly owned subsidiary and a Hong Kong company with limited liability.

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Shenzhen Semimeta	means Shenzhen Semimeta Computing Technologies Limited, Semidux Hongkong’s wholly-owned subsidiary and a company with limited liability incorporated under the laws of the PRC.

Shenzhen Semidux	means Shenzhen Semidux Technologies Limited, Shenzhen Semimeta’s wholly owned subsidiary and a company with limited liability incorporated under the laws of the PRC.

“the PRC Subsidiaries”	means Shenzhen Semimeta and Shenzhen Semidux.

“BVI”	means the British Virgin Islands.

“Governmental Agency”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody exercising or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC.

“Governmental Authorization”	means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws.

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“M&A Rules”	means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, Ministry of Commerce of the PRC, State-owned Assets Supervision and Administration Commission, State Taxation Administration, State Administration for Industry and Commerce, China Securities Regulatory Commission, and State Administration for Foreign Exchange, on August 8, 2006, and became effective on September 8, 2006, as amended by Ministry of Commerce of the PRC on June 22, 2009.

“the PRC Laws”	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and supreme court judicial interpretations in the PRC currently in effect and publicly available on the date of this Opinion.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

C. Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(1)	Corporate Structure. Each of the PRC Subsidiaries has been duly organized and is validly existing as a limited liability company with full legal person status, and has received all relevant approvals for its establishment to the extent such approvals are required under applicable PRC Laws. Each of the PRC Subsidiaries has the capacity and authority to own assets, conduct businesses, and sue and be sued in its own name under the PRC Laws. The articles of association, business license and other constitutional documents of each of the PRC Subsidiaries (if any) comply with the requirements under applicable PRC Laws in all material respects. All the documents (if any) have been approved by relevant competent Governmental Agencies to the extent such approval is required, and are in full force and effect. To the best of our knowledge after due inquiry, no PRC Subsidiary has taken any corporate action or had any legal proceedings commenced against it for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, a team of receivers or similar officers in respect of its assets or for any adverse suspension, withdrawal, revocation or cancellation of any of its Governmental Authorizations.

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Based on our understanding of the current PRC Laws, (a) the ownership structure of each of the PRC Subsidiaries, currently and immediately after giving effect to this Offering, will not result in any violation of the PRC laws or regulations currently in effect; (b) in March 2022, Shenzhen Semimeta was established by Semidux Hongkong and in April 2022 Shenzhen Semimeta acquired 100% of the equity interests of Shenzhen Semidux. According to the “Special Administrative Measures for Access of Foreign Investment (Negative List) (2021 Version)” (the “Negative List”), Shenzhen Semimeta’s business operation is not subject to regulatory restrictions on foreign-invested enterprises. Shenzhen Semidux is not a foreign-invested enterprise after the acquisition and is not subject to the Negative List.

The PRC Subsidiaries have each been duly organized and are validly existing and have received all relevant approvals for their establishment to the extent such approvals are required under applicable PRC Laws. Each of them has the capacity and authority to own their respective assets, conduct businesses, and sue and be sued in their respective names under the PRC laws. The PRC Subsidiaries have obtained business licenses from the State Administration for Market Regulation (“SAMR”). Shenzhen Semimeta has not yet actually started business operations. Shenzhen Semidux, as a provider of products and services related to the computing power, conducting business under the scope of the business license, obtained the High-tech Enterprise Certificate issued by Shenzhen Science and Technology Innovation Commission, Shenzhen Municipal Finance Bureau and Shenzhen Tax Bureau of State Administration of Taxation on December 23, 2021 and the qualification of technology-based small and medium-sized enterprises on December 31, 2022. The foregoing qualifications are within the period of validity.

However, since the requirements in the computing power industry, particularly in China, are constantly evolving and subject to the interpretation of the competent authorities, Shenzhen Semidux may be subject to more stringent regulatory requirements due to changes in the political or economic policies in the relevant jurisdictions or the changes in the interpretation of the scope of computing power. We cannot assure that Shenzhen Semidux will be able to satisfy such regulatory requirements and may be unable to retain, obtain or renew relevant licenses, permits or approvals in the future.

(2)	M&A Rules. According to the Guidance Manual for Foreign Investment Access Management (2008 Edition), the established foreign-invested enterprises that transfer equity to foreign parties do not refer to M&A Rules, regardless of whether there is a relationship between the Chinese and foreign parties, or whether the foreign party is an original shareholder or a new investor. Shenzhen Semidux was a foreign-invested enterprise rather than a domestic enterprise when transferring all its equity to Shenzhen Semimeta, which did not fall into the scope of merger with or acquisition of PRC domestic companies as defined under the M&A Rules.

(3)	Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. The PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of the PRC Laws or sovereignty, national security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(4)	Taxation. The statements made in the Registration Statement under the caption “Material Income Tax Consideration”, with respect to the PRC tax laws and regulations, constitute our opinions on such matters described therein in all material aspects.

(5)	Social Insurance and Housing Fund. With respect to social insurance and housing fund, Shenzhen Semidux has not made adequate social insurance for its employees as required by PRC regulations and did not contributed adequate housing fund based on the actual salary before July 2020, which Shenzhen Semidux rectified in July 2020 by making full contributions to the housing fund for its employees in accordance with the Administrative Regulations on the Housing Provident Fund. Shenzhen Semidux, according to the PRC Social Insurance Law and Administrative Regulations on the Housing Provident Fund, as for the housing fund, may be required to make up the housing fund within the prescribed time limit or otherwise be applied by relevant administrative authorities for housing fund contributions enforcement by the PRC courts, and as for the social insurance, may be required to make up the contributions as well as to pay late fees for the social insurance contributions at the rate of 0.05% per day of the outstanding amount from the due date by relevant administrative authorities, and be imposed a fine of one to three times the outstanding amount if Shenzhen Semidux fails to make up for the shortfalls within the prescribed time limit by relevant administrative authorities, although Shenzhen Semidux has not received any inquiry, notice, warning, or sanctions regarding such late fees or fines as of the date of this Opinion.

(6)	Statements in the Prospectus. All statements set forth in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Dividend Policy”, “Business”, and “Regulations”, and “Material Income Tax Consideration” in each case insofar as such statements describe or summarize the PRC legal or regulatory matters, constitute our opinions on such matters in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material aspects.

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D. Qualifications

Our opinions expressed above are subject to the following qualifications (the “Qualifications”):

(1)     Our opinions are limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

(2)    The PRC Laws and regulations referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended, or revoked in the future with or without retrospective effect.

(3)    Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation, (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form, (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages, and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(4)    This Opinion is issued on the basis of our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent legislative, administrative and judicial authorities in the PRC, and there can be no assurance that the Governmental Agencies will ultimately take a view that is not contrary to our opinion stated above.

(5)    We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Subsidiaries and the PRC government officials.

(6)    This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no one part should be extracted and referred to independently.

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This Opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement.

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Yours faithfully,

/s/ Beijing Dacheng Law Offices, LLP (Guangzhou)

Beijing Dacheng Law Offices, LLP (Guangzhou)